Exhibit 99.1

CONTACT:
Mark Ties, CFO
XATA Corporation
952-707-5600
mark.ties@xata.com

XATA Reports Third Quarter Results
84 percent increase in XATANET sales leads to 57 percent earnings improvement
MINNEAPOLIS, August 6, 2008 — XATA Corporation (Nasdaq:XATA), today reported a 103 percent increase in sales for the third quarter ended June 30, 2008 as sales increased to $16.2 million from $8.0 million for the same period in fiscal 2007. Comparable third quarter year-over-year sales increased 36 percent primarily driven by an 84 percent growth from the company’s XATANET™ SaaS platform. For the third quarter, Geologic Solutions MobileMax™ sales represented approximately $5.3 million of the total revenue. The company acquired 15 new customers in the third quarter.
For the third quarter recurring revenue, including monthly subscriptions from XATANET and monthly fees from our MobileMax and OpCenter product lines, accounted for 45 percent of total sales compared to 35 percent for the same period in fiscal 2007.
Operationally, gross margins totaled 47 percent of sales for the third quarter of fiscal 2008, compared to 46 percent of sales for the same period of fiscal 2007. Higher recurring gross margin improvement was primarily offset by the increased number of lower gross margin systems sales during the reported period.
Selling, general and administrative costs were $6.2 million and $3.6 million for the third quarter of fiscal 2008 and 2007, respectively. The increase of $2.6 million reflects the selling, general and administrative costs of the consolidated operations, including amortization expense of $0.4 million relating to acquired intangible assets.
For the third quarter of fiscal 2008, the company improved EBITDA (earnings before interest (net), taxes, depreciation, amortization, stock based compensation and preferred stock dividends and deemed dividends) performance by $0.15 per diluted share, reporting EBITDA of $0.12 per diluted share as the company continues to stride to profitability compared to an EBITDA loss of $0.03 per diluted share for the same period of fiscal 2007.
“We are pleased with our third quarter financial performance as we continue to make progress toward profitability,” said Jay Coughlan, chairman and president of XATA Corporation. “XATA continues to make excellent strides in the private and for-hire segments of the trucking industry as demonstrated by the addition of 15 new XATANET customers in the third quarter.”
Nine Month Performance
XATA reported a 50 percent increase in sales for the nine months ended June 30, 2008 as sales increased to $36.0 million from $23.9 million for the same period in fiscal 2007. Comparable nine months year-over-year sales increased 15 percent primarily driven by a 32 percent growth from the company’s XATANET™ SaaS platform. Geologic Solutions MobileMax™ sales represented approximately $8.5 million of the total revenue for the nine months ended June 30, 2008. The company acquired 53 new XATANET customers during the nine months ended June 30, 2008.
For the nine months ending June 30, 2008 recurring revenue, including monthly subscriptions from XATANET and monthly fees from our MobileMax and OpCenter product lines, accounted for 45 percent of total sales compared to 33 percent for the same period in fiscal 2007.
“The acquisition of GeoLogic is now fully integrated into XATA and we are confident in our decision to enter the for-hire market as evidenced by the performance of the combined organizations,” continued Coughlan. “Our third quarter was strong, delivering significant year-over-year growth in revenues based on a dramatic increase in shipments of XATANET systems, positive margin improvement and significant strides in our EBITDA performance. As we enter the final quarter of fiscal 2008 we continue to make positive progress towards our goal of delivering positive shareholder return through profitability.”
Gross margins improved during the nine month period of fiscal 2008 to 48 percent of sales compared to 45 percent of sales for the same period in fiscal 2007 due to an increase in higher gross margin XATANET subscription revenue and the fact that a larger portion of the total revenue stream now consists of higher recurring revenue gross margins.
Selling, general and administrative costs were $15.7 million and $10.1 million for the nine months ended June 30, 2008 and 2007, respectively. The increase is driven by additional costs of the combined entity, investments in our brand strategy, professional services business and direct sales model and amortization expense of $0.7 million relating to acquired intangible assets.
The company reported EBITDA improvement of $0.13 per diluted share for the nine months ended June 30, 2008, reporting EBITDA of $0.07 per diluted share compared to an EBITDA loss of $0.06 per diluted share for the same period of fiscal 2007.
Non-GAAP vs. GAAP Financials
To supplement the company’s consolidated financial statements presented in accordance with GAAP, the company provides certain non-GAAP measures of financial performance. These non-GAAP measures include EBITDA, which is earnings before interest (net), taxes, depreciation, amortization, stock based compensation and preferred stock dividends and deemed dividends, and EBITDA per diluted share. The company’s reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, or superior to, GAAP results.
These non-GAAP measures are provided to enhance investors’ overall understanding of the company’s current financial performance and ability to generate cash flow. In many cases non-GAAP financial measures are used by analysts and investors to evaluate the company’s performance. Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in a financial table included below in this press release.
About XATA
Based in Minneapolis, MN, XATA Corporation (NASDAQ:XATA) is an expert in optimizing fleet operations by reducing costs and ensuring regulatory compliance for the trucking industry. Our customers have access to vehicle data anywhere, anytime, through XATANET, our fee-based subscription service. Our software and professional services help companies manage fleet operations, enhance driver safety and deliver a higher level of customer satisfaction.  XATA provides expert services to develop the business processes required to deliver the profitability, safety and service level demanded by today’s competitive transportation environments.  Today, XATA systems increase the productivity of approximately 61,000 trucks across North America.  For more information, visit www.xata.com or call 1-800-745-9282.
Cautionary note regarding forward-looking statements.
This announcement includes forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Such statements are based on current expectations, and actual results may differ materially. The forward-looking statements in this announcement are subject to a number of risks and uncertainties including, but not limited to, the possibility of continuing operating losses, the ability to adapt to rapid technological change, cost and difficulties we may face in integrating the businesses of XATA and GeoLogic Solutions, dependence on positioning systems and communication networks owned and controlled by others, the receipt and fulfillment of new orders for current products, the timely introduction and market acceptance of new products, the ability to fund future research and development activities, the ability to establish and maintain strategic partner relationships, and the other factors discussed under “Risk Factors” in Part IA, Item 1 of our Annual Report on Form 10-K for the fiscal year ended September 30, 2007 (as updated in our subsequent reports filed with the SEC). These reports are available under the “Investors” section of our Web site at www.xata.com and through the SEC Web site at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

XATA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Sales	$16,167	$7,984	$35,983	$23,920

Cost of sales	8,542	4,282	18,609	13,133
Selling, general and administrative	6,218	3,620	15,693	10,115
Research and development	1,599	1,061	4,078	3,258

Total costs and expenses	16,359	8,963	38,380	26,506

Operating loss	(192)	(979)	(2,397)	(2,586)

Interest income	86	109	327	298
Interest expense	(531)	(5)	(918)	(18)

Loss before income taxes	(637)	(875)	(2,988)	(2,306)
Income tax expense	—	—	—	—

Net loss	(637)	(875)	(2,988)	(2,306)

Preferred stock dividends and deemed dividends	(75)	(768)	(212)	(955)

Net loss to common shareholders	$(712)	$(1,643)	$(3,200)	$(3,261)

Net loss per common share — basic and diluted	$(0.08)	$(0.21)	$(0.39)	$(0.41)

Weighted average common and common share equivalents basic and diluted	8,411	7,959	8,293	7,908

XATA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	June 30, 2008	September 30, 2007
	(Unaudited)
Current assets
Cash and cash equivalents	$8,284	$13,675
Accounts receivable, net	10,042	3,280
Inventories	3,305	2,672
Deferred product costs	1,260	752
Current portion of investment in sales-type leases	873	—
Prepaid expenses	1,250	393

Total current assets	25,014	20,772
Equipment and leasehold improvements, net	3,930	1,583
Goodwill and intangible assets	14,646	—
Deferred product costs, net of current portion	2,335	1,798
Other non-current assets	1,394	—

Total assets	$47,319	$24,153

Current liabilities
Current portion of long-term obligations	$2,111	$161
Accounts payable	5,165	3,419
Accrued liabilities	5,219	3,548
Deferred revenue	4,343	3,105

Total current liabilities	16,838	10,233

Note and capital lease obligations, non-current	16,365	220
Deferred rent	825	98
Deferred revenue, non-current	7,028	6,524

Total liabilities	41,056	17,075
Shareholders’ equity
Common stock	27,970	25,845
Preferred stock	15,963	15,703
Accumulated deficit	(37,670)	(34,470)

Total shareholders’ equity	6,263	7,078

Total liabilities and shareholders’ equity	$47,319	$24,153

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net loss to common shareholders	$(712)	$(1,643)	$(3,200)	$(3,261)

Adjustments:
Net interest expense	445	(104)	591	(280)
Stock-based compensation	355	570	1,238	1,496
Depreciation and amortization expense	819	162	1,701	654
Preferred stock dividends and deemed dividends	75	768	212	955

Total adjustments	1,694	1,396	3,742	2,825

Non-GAAP EBITDA	$982	$(247)	$542	$(436)

Non-GAAP EBITDA per diluted share	$0.12	$(0.03)	$0.07	$(0.06)

Shares used in calculating non-GAAP EBITDA per diluted share	8,411	7,959	8,293	7,908